As filed with the Securities and Exchange Commission on February 27, 2003

Registration No. 333-13958

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FORDING INC.

(Exact Name of Registrant as specified in its Charter)

Canada (State or other jurisdiction of incorporation or organization)	98-0126023 (I.R.S. Employer Identification No.)

Suite 1000
205-9th Avenue S.E.
Calgary, Alberta, Canada T2G 0R4
(Address of principal executive offices)
_____________________________

Fording Inc. Key Employee Stock Option Plan
Fording Inc. Directors’ Stock Option Plan
Fording Inc. Employee Share Purchase Plan
(Full title of the plans)
_____________________________

CT Corp.
111 8th Avenue
New York, New York 10011 (212) 894-8940
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Jon M. Gregg, Sidley Austin Brown & Wood
10 South Dearborn Street, Chicago, Illinois 60603, (312) 853-7000

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 has been prepared on the assumption that, among other things, the Arrangement (as described in the Plan of Arrangement which is filed as an exhibit to this Post-Effective Amendment No. 1) and the related transactions contemplated to occur immediately prior to, contemporaneously with, or immediately following the effective date of the Plan of Arrangement will be consummated as contemplated by the Plan of Arrangement. The Plan of Arrangement was approved by the securityholders of Fording Inc., a Canadian corporation, at a special meeting of shareholders and optionholders held on February 19, 2003, and is expected to be effective on February 28, 2003. Upon such effective date, Fording Canadian Coal Trust (the “Trust”) will become the successor to Fording Inc. and the common shares of Fording Inc. that are not converted into cash will be converted into units of the Trust on the basis of one unit per common share. No assurance is given, however, that all or any of the transactions provided for in the Plan of Arrangement will occur or will occur as so provided. At the same time, the Trust will become the successor registrant under this registration statement, the Fording Inc. Key Employee Stock Option Plan and the Fording Inc. Director’s Stock Option Plan will be discontinued and no additional securities will be issued pursuant to such plans and the Fording Inc. Employee Share Purchase Plan will be amended and restated in its entirety as the Employee Trust Unit Purchase Plan (the “Restated Plan”). The Restated Plan is filed as an exhibit to this Post-Effective Amendment No.1. This Post-Effective Amendment No. 1 is being filed to reflect the foregoing and to permit the Trust to issue up to 429,154 units (a number equal to the number of registered common shares of Fording Inc. not previously issued to residents of the United States pursuant to this registration statement) pursuant to the Restated Plan and this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	This registration statement relates to (a) the offering of units of Fording Canadian Coal Trust (the “Trust”), as successor to Fording Inc. to its employees pursuant to the Amended and Restated Employee Trust Unit Purchase Plan (the “Restated Plan”) and (b) the discontinuance of the offering of common shares of Fording Inc. pursuant to the Fording Inc. Key Employee Stock Option Plan, the Fording Inc. Directors Stock Option Plan and the Fording Inc. Employee Share Purchase Plan, all as described under “Explanatory Note” herein. Information required by Part I to be contained in the Section 10(a) prospectuses related to these plans is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in the Registrant’s registration statement:

1.	The annual report on Form 40-F of the Registrant as filed on June 20, 2002 and amended on July 10, 2002.

2.	The reports on Form 6-K of the Registrant (File No. 1-15230) dated January 25, 2002; January 31, 2002; April 15, 2002; April 16, 2002; June 20, 2002; July 10, 2002; July 25, 2002; August 7, 2002; October 2, 2002; October 7, 2002; October 22, 2002; October 23, 2002; November 7, 2002; November 21; 2002; November 26, 2002 (2 filings); December 5, 2002; December 9, 2002 (3 filings); December 10, 2002; December 11, 2002; December 13, 2002; December 17, 2002; December 19, 2002; December 20, 2002; December 23, 2002 (2 filings and 1 amended filing); December 26, 2003 (2 filings); January 3, 2003; January 6, 2003; January 13, 2003; January 21, 2003; January 28, 2003; January 29, 2003; February 11, 2003; February 12, 2003; February 20, 2003; and February 21, 2003.

3.	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

     Not required.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

Fording Inc.

     Section 124 of the Canada Business Corporations Act (“CBCA”), which governs the Registrant, provides that the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity (a “Registrant Indemnified Individual”).

     The CBCA also provides that the Registrant may advance moneys to a director, officer or other individual for the costs, charges and expenses of such proceedings. However, the individual shall repay the moneys and the Registrant may not indemnify an individual unless such individual (a) acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

     The Registrant may, with the approval of a court, indemnify an individual or advance moneys in respect of an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in (a) and (b) above.

     A Registrant Indemnified Individual is also entitled to indemnity from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity, if the individual seeking indemnity (x) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (y) fulfils the conditions set out in (a) and (b) above.

     The CBCA provides that the Registrant may purchase and maintain insurance for the benefit of Registrant Indemnified Individuals against any liability incurred by the individual in the individual’s capacity as a director or officer of the corporation; or in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the Registrant’s request. The Registrant or a Registrant Indemnified Individual may apply to a court for an order approving an indemnity under Section 124 of the CBCA and the court may so order and make any further order that it sees fit.

     A by-law of the Registrant provides that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the heirs and legal representatives thereof, to the extent permitted by the CBCA or otherwise by law.

     The Registrant maintains insurance for the benefit of the directors and officers of both itself and its subsidiaries against liability incurred by them in their capacity as directors and officers.

     The Registrant has indemnification agreements with its directors and officers whereby the Registrant agrees to indemnify such directors and officer from losses, costs or damages incurred or sustained by them acting in the capacity of director or officer. Pursuant to the terms of the indemnification agreements, the Registrant has agreed to purchase and maintain, or cause to be purchased and maintained, while directors and officers of the Registrant remain in office and for a period of seven years thereafter, directors’ and officers’ errors and omissions insurance for the benefit of such directors and officers

Fording Canadian Coal Trust

     The Trust was created on February 26, 2003. Pursuant to the declaration of trust (the “Declaration”), any current or former Trustee shall be indemnified by the Trust against all liabilities, damages, losses, debts and claims whatsoever, including costs, charges and expenses in connection therewith, sustained, incurred, brought, commenced or prosecuted against such Trustee for or in respect of any act, deed, matter or thing whatsoever made, done or omitted to be done in connection with the execution of duties while acting in the capacity of Trustee and all other liabilities, damages, losses, debts, claims, costs, charges and expenses which such Trustee sustains or incurs in relation to the affairs of the Trust. However, the Trust is not obliged to indemnify such Trustee unless the Trustee acted in good faith with a view to the best interests of the Trust and the unitholders of the Trust and, in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the Trustee had reasonable grounds for believing his or her conduct was lawful.

     In addition, the Declaration permits the Trust, to the extent permitted by law, to indemnify, or to enter into agreements with respect to the indemnification of, any person with whom the Trust has dealings to such extent as the Trustees shall determine. The Trust may also arrange for insurance contracts and policies insuring any or all of the Trustees, officers, employees or agents of the Trust, in their capacity as such, including against any and all claims and liabilities of any nature asserted by any person arising by reason of any action alleged to have been taken or omitted to be taken by the Trust or by the Trustees, officers, employees or agents of the Trust.

     The Trust has entered into indemnification agreements with certain Trustees and officers of the Trust (each a “Trust Indemnified Individual”) which shall become effective February 28, 2003.

     The indemnification agreements provide that the Trust and a wholly-owned corporation of the Trust formed as part of the Arrangement (“New Fording”) will jointly and severally indemnify a Trust Indemnified Individual for all costs, changes, expenses, fees, damages, amounts paid to settle any claim or satisfy any judgment, fines, penalties or liabilities which the individual may suffer, sustain, incur or be required to pay arising out of or incurred in respect of any claim, act, matter or thing done, made, permitted or omitted by the individual arising out of, in connection with or incidental to the affairs of the Trust or certain subsidiaries thereof or the exercise by the individual of his or her powers or the performance of his or her duties as a Trustee, director or officer of the Trust or its subsidiaries, as the case may be, provided that (c) the individual acted honestly and in good faith with a view to the best interests of the Trust and its Unitholders, or to the best interests of certain subsidiaries thereof, as the case may be, and (d) in the in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing his or her conduct was lawful. New Fording has entered into similar agreements with its directors and officers.

     Upon a Trust Indemnified Individual becoming directly or indirectly a party to any action, proceeding or inquiry of any nature referred to in the preceding paragraph, the Trust and New Fording must forthwith indemnify the individual for all losses. If the outcome of such action, proceeding or inquiry establishes that the conditions set out in (c) and (d) above were not satisfied, the Trust Indemnified Individual must repay all amounts for which there was no entitlement to indemnification.

     The Trust shall also indemnify a Trust Indemnified Individual or advance moneys in respect of an action by or on behalf of the Trust or certain subsidiaries thereof to procure a judgment in favor of such entity, to which the individual is subject because of the association of the individual with such entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such action, provided the individual satisfies the conditions set out in (c) and (d) above and further provided that New Fording’s obligation to so indemnify shall be contingent on approval of the Alberta Court of Queen’s Bench if required by applicable law.

     A Trust Indemnified Individual is also entitled to indemnity from the Trust and New Fording in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Trust or certain subsidiaries thereof, as the case may be, if the individual seeking indemnity (x) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and (y) fulfils the conditions set out in (c) and (d) above.

     Pursuant to the terms of the applicable indemnification agreements, the Trust and New Fording have agreed to purchase and maintain, or cause to be purchased and maintained, while the Trust Indemnified Individuals remain in office and for six years thereafter, errors and omissions insurance for the benefit of the Trust Indemnified

Individuals. The Trust has obtained and will maintain insurance for the benefit of Trust Indemnified Individuals against liability incurred by them in their capacity as Trustees, directors and officers effective February 28, 2003.

Item 7. Exemption from Registration Claimed.

     Not required.

Item 8. Exhibits.

     See the Exhibit Index accompanying this registration statement.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Calgary, province of Alberta, on the 26th day of February, 2003.

FORDING INC

By: /s/ James F. Jones James F. Jones Corporate Secretary

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Allen R. Hagerman and James F. Jones and each of them severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration under the Securities Act of the offer and sale of Units, without par value, together with associated Unit Purchase Rights, of the Fording Canadian Coal Trust, a trust incorporated under the laws of Alberta, issuable in accordance with the employee unit purchase plan, as amended and restated, to sign any and all amendments (including post-effective amendments) to such registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ James G. Gardiner James G. Gardiner	President, Chief Executive Officer and Director (Principal Executive Officer)	February 26, 2003

/s/ Allen R. Hagerman Allen R. Hagerman, F.C.A.	Vice President and Chief Financial Officer (Principal Accounting Officer)	February 26, 2003

/s/ Michael A. Grandin Michael A. Grandin	Director	February 26, 2003

/s/ Richard F. Haskayne Richard F. Haskayne, O.C., F.C.A.	Director	February 26, 2003

Jack H. Morrish	Director

Signatures	Title	Date

Robert Peterson	Director

/s/ Roger Phillips Roger Phillips, O.C.	Director	February 26, 2003

/s/ James L. Popowich James L. Popowich	Director	February 26, 2003

/s/ Harry G. Schaefer Harry G. Schaefer, F.C.A.	Director	February 26, 2003

John B. Zaozirny, Q.C.	Director

     Pursuant to the requirements of Section 6(a) of the Securities Act, this registration statement has been signed by the following person solely in the capacity of the duly authorized representative in the United States of Fording Inc., in the city of Willsboro, state of New York, on the 26th day of February, 2003.

By:	/s/ Brad R. Johnston Brad R. Johnston

EXHIBIT INDEX

Exhibit No.	Description

4.1	The Registrant’s Articles of Incorporation, incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-8, filed with the Securities and Exchange Commission on September 28, 2001.

4.2	The Registrant’s Bylaws, incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-8, filed with the Securities and Exchange Commission on September 28, 2001.

4.3	Plan of Arrangement.

4.4	Fording Canadian Coal Trust Declaration of Trust.

4.5	Form of Amended and Restated Employee Trust Unit Purchase Plan.

23	Consent of PricewaterhouseCoopers LLP, Chartered Accountants, Calgary, Alberta.

24	Powers of Attorney (included in the signature page to this registration statement).